Exhibit 99.1

October 19, 2006                Steven F. Nicola
Chief Financial Officer,
Secretary & Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
INCREASES QUARTERLY DIVIDEND

PITTSBURGH, PA, OCTOBER 19, 2006 - The Board of Directors of Matthews International Corporation (NASDAQ NNM: MATW) today declared a quarterly dividend of $0.055 per share on the Company’s common stock. The quarterly dividend has been increased one-half cent per share (10.0%) from $0.05 to $0.055. The dividend is payable November 14, 2006 to stockholders of record October 31, 2006.

Joseph C. Bartolacci, President and Chief Executive Officer, stated, “We are pleased to announce another annual increase in our dividend as it is a reflection of our Company’s operating performance and solid financial position.” Mr. Bartolacci reported that this was the Company’s twelfth dividend increase since Matthews became a publicly traded stock in July 1994.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions. Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Brand solutions include graphics imaging products and services, marking products, and merchandising solutions. The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; printing plates, pre-press services, and imaging systems for the corrugated and primary packaging industries; marking equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.